FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-10

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 12/10/25 15:52:04 UTC-5:00

Subject: BANK 2025-BNK51 - PUBLIC NEW ISSUE **STATUS**

BANK 2025-BNK51 - PUBLIC NEW ISSUE **STATUS**

$894.510MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities, LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/KBRA/S&P)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IPTs	Status/On Avail
A-1	AAAsf/Aaa(sf)/AAA(sf)	$17.899	30.000%	2.67	1–60	27.7%	35.5%	J+72a	Subject @ +80 (1x)
A-3	AAAsf/Aaa(sf)/AAA(sf)	$5.819	30.000%	6.81	82-82	27.7%	35.5%	LCF+10bps	Open
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$23.557	30.000%	7.33	60-114	27.7%	35.5%	Preplaced	Preplaced (1x)
A-4*	AAAsf/Aaa(sf)/AAA(sf)	$[200.000]	30.000%	[9.73]	114-118	27.7%	35.5%	LCF-2bps	\ ~65% Combined **
A-5*	AAAsf/Aaa(sf)/AAA(sf)	$[445.568]	30.000%	[9.91]	118-120	27.7%	35.5%	J+80a	/
A-S	AAAsf/AAA(sf)/AAA(sf)	$126.196	17.250%	9.98	120-120	23.5%	42.0%	J+100-105	~85% **
B	AA-sf/AA(sf)/AA-(sf)	$42.066	13.000%	9.98	120-120	22.3%	44.2%	J+140-145	~1.1x/~1.15x
C	A-sf/A(sf)/NR	$33.405	9.625%	10.00	120-121	21.5%	45.9%	J+200a	~3.2x / ~4.55x

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

** There is size, not level, protection in this class

POOL BALANCE:	$1,007,405,787
NUMBER OF LOANS/PROPERTIES:	74 / 91
WA MORTGAGE INT. RATE:	6.1615%
WA CUT-OFF LTV:	59.5%
WA UW NCF DSCR:	2.83x
WA UW NOI DEBT YLD:	19.4%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	59.5%

LOAN SELLERS:	MSMCH (32.0%), WFB (24.6%), BANA (15.0%), NCB (14.8%), JPMCB (13.7%)
TOP 5 STATES:	NY (30.4%), FL (12.9%), CO (9.9%), CA (9.1%), VA (8.7%)
TOP 5 PROPERTY TYPES:	RT (30.7%), MF (19.9%), OF (17.7%), LF (9.9%), HT (8.0%)

RISK RETENTION:	L-Shaped

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association and National Cooperative Bank, N.A.
SPECIAL SERVICER:	Rialto Capital Advisors, LLC and National Cooperative Bank, N.A.
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR L, LLC

DOCUMENTS & TIMING TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of December 8, 2025
ANTICIPATED SETTLEMENT:	December 23, 2025

THIRD PARTY PASSWORDS:

Bloomberg:
Dealname:	BANK 2025-BNK51
Password:	BNK51

Trepp:
Dealname:	BANK 2025-BNK51
Password:	BNK51

Intex:
Dealname:	BNK25B51
Password:	dcofvm6dgo4umq6tz